Exhibit 99.1

Meta Financial Group, Inc.® Announces Non-Renewal of H&R Block Agreement for 2018

SIOUX FALLS, S.D., July 27, 2017 (GLOBE NEWSWIRE) – Meta Financial Group, Inc.® (NASDAQ: CASH – NEWS) (“Meta” or the “Company”) and MetaBank® were advised this afternoon they will not be providing interest-free Refund Advance loans for H&R Block tax preparation customers during the 2018 tax season.

The Company’s relationship with H&R Block represented approximately $12.0 million in net earnings during fiscal year 2017. Given the loss of this relationship, the Company is reviewing the carrying value of intangible assets for potential impairment. We preliminarily estimate a pre-tax impairment charge in the range of $9.0 to $11.0 million.

“We are disappointed to hear that H&R Block will not be offering 2018 tax season loans through MetaBank. However, based on the current progress of negotiations with new tax partners and expanded relationships with existing tax partners, we believe we will be able to recoup a significant portion of the lost earnings associated with this program.” said J. Tyler Haahr, Chairman and CEO of Meta.

Cautions About Forward-Looking Statements

This Press Release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding the estimated pre-tax impairment charge resulting from the non-renewal of the agreement with H&R Block as well as the ability of the Company to recoup a significant portion of the lost earnings associated with this agreement.  The accuracy of these statements are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include, the risk that the pre-tax impairment charge exceeds management’s preliminary estimate or that the Company is unable to enter into agreements with new tax partners and expand relationships with existing tax partners, as currently anticipated, and the factors discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

About Meta Financial Group®
Meta Financial Group, Inc. ("MFG") is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, EPS and SCS, its tax-related financial solutions divisions.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605-362-5140	605-362-2423
klebrun@metabank.com	bkelley@metabank.com